SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 24, 2003

BAM! ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32989 (Commission File Number)	77-0553117 (I.R.S. Employer Identification No.)

333 West Santa Clara Street, Suite 716
San Jose, California 95113
(Address of Principal Executive Offices, Including Zip Code)

(408) 298-7500
(Registrant’s Telephone Number, Including Area Code)

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Item 5. Other Events

In December 2003, we received notice from Aardman Animations Ltd (“Aardman”) that it was terminating with immediate effect its licensing and publishing agreement (the “Agreement”) with us for purported breaches of certain terms of the Agreement by us. On March 24, 2004, Aardman filed a claim with the High Court of England and Wales seeking a declaration that the Agreement has been validly terminated. We dispute the alleged breaches, are contesting the claim for termination and will be seeking equitable protection of our interests. At December 31, 2003, prepaid royalties included $410,000 with respect to unamortized royalties under this Agreement. Based on the current information, we expect to fully provide against this sum. However, we will use all available and relevant information to evaluate the recoverability of this amount in filing our Form 10-Q for the 3 months ended March 31, 2004.

In February 2004, Frontier Developments Limited (“Frontier”) filed with the High Court of England and Wales payment claims totaling approximately GBP 335,000 ($600,000) under a development agreement entered into in October 2003 between it and our UK subsidiary. Under this agreement, certain deliverables were required to be made by Frontier on a weekly and monthly basis. We were entitled to withhold payment if the deliverables were either incomplete or not made in accordance with the terms of the Agreement. We contended that, for the sums invoiced, the deliverables either had not been received or were incomplete. The parties settled the claim prior to the hearing by the High Court on April 7, 2004, and at the hearing the claim was dismissed. All written documentation has been executed. The terms of the settlement are confidential and did not have a material effect on our consolidated financial position or results of operations. At December 31, 2003, we had accrued and expensed $250,000 within Research and Development costs with respect to services provided by Frontier under this agreement.

We currently do not meet the required listing maintenance standards of The Nasdaq SmallCap Market. On November 24, 2003, we received a notification letter from The Nasdaq Stock Market that our common stock failed to meet these required listing standards. We provided Nasdaq with a plan setting forth how we expected to regain compliance with the required listing standards. On February 10, 2004, we received a staff determination letter of delisting from Nasdaq, which provided that our plan was not accepted by Nasdaq and our common stock would be delisted on February 19, 2004, pending our right to appeal Nasdaq’s decision. We requested an oral hearing before the Nasdaq Listing Qualification Panel to appeal Nasdaq’s determination to delist our common stock, which under applicable rules, stays the delisting of our common stock, pending a decision by the Nasdaq Panel. At a hearing on March 11, 2004, we presented a plan, which will require the completion of the VIS and SOED acquisitions, to the Nasdaq Panel for achieving and sustaining compliance with the required listing standards. On April 13, 2004, we received a letter from the Nasdaq Panel which provided that we have been granted a temporary exception to the required listing standards and the listing of our common stock has been continued until May 17, 2004. On or before May 17, 2004, we must file our quarterly report on Form 10-Q for the three months ended March 31, 2004, which must include a balance sheet with pro forma adjustments evidencing the completion of the VIS and SOED acquisitions and the private placement of our common stock in connection therewith subsequent to March 31, 2004, resulting in a minimum of $18 million in stockholders’ equity. In order to fully comply with the terms of this exception, we must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq SmallCap Market. In the event that we fail to comply with any term of this exception, our common stock will be delisted from the The Nasdaq SmallCap Market. If our common stock should be delisted from the The Nasdaq SmallCap Market, it may continue to be listed on the OTC Bulletin Board.

Effective with the open of business on April 15, 2004 and for the duration of the exception, our Nasdaq symbol will be “BFUNC.” The “C” will be removed from the symbol when the Nasdaq Listing Qualifications Panel has confirmed compliance with the terms of the exception and all other criteria necessary for continued listing. A copy of the press release is filed herewith as Exhibit 99.1.

Item 7: Exhibits

99.1 Press release dated April 14, 2004

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 14, 2004	BAM! ENTERTAINMENT, INC.
	By:	/S/ STEPHEN AMBLER
		Name:	Stephen Ambler
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Press Release dated April 14, 2004